Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING CLOSES ON EXPANDED

$375 MILLION SENIOR SECURED CREDIT FACILITIES

- New Borrowings and $95 Million of Cash Being Used to Call $200 Million of

Outstanding 9% Senior Notes and Repay $180 Million Secured Term Loan -

- Capital Structure Refinancing to Reduce Annualized Cash Interest Expense

by $12.9 Million or 46.2%, with Total Leverage Declining to 4.2x -

Las Vegas, NV – July 1, 2016 – Affinity Gaming (“Affinity” or the “Company”) announced today the successful completion of its previously announced plans to refinance its existing capital structure by closing on two new senior secured credit facilities totaling $375 million, including a $300 million Term Loan B Facility and an undrawn $75 million revolving credit facility.  Affinity is using the new $300 million Term Loan B along with approximately $95 million of cash on hand to call and retire its $200 million of outstanding 9% senior notes due 2018 and repay its existing $180 million secured term loan.

As a result of the refinancing, the Company’s total leverage ratio for the twelve months ended April 30, 2016, is expected to decline to approximately 4.2x from 5.3x.  In addition, the Company’s cash interest expense will be reduced to an annualized rate of $15 million under the new Term Loan B Facility, compared to cash interest expense of $27.9 million in the year ended December 31, 2015.

Walter Bogumil, Chief Financial Officer of Affinity Gaming, commented, “We appreciate the support of our lead banks and their confidence in Affinity’s financial strength and growth strategies.  Since his appointment as Affinity’s CEO less than two years ago, Michael Silberling has built an operationally-focused executive team that has redefined the Company’s corporate and property-level strategies and operating practices, refined marketing and promotion programs and extracted operating efficiencies while prudently allocating capital to cap-ex projects that are delivering returns.  These initiatives have strengthened margins and enabled Affinity to grow Adjusted EBITDA by 29.8% in 2015 over 2014.1

“Our approach to operations and facilities, combined with the refinancing, has positioned Affinity with a flexible capital structure, a much more attractive cost of capital, a significant reduction in annualized interest expense, and a materially lower leverage ratio which is expected to decline further by year-end 2016.  Collectively, these actions will allow us to pursue a range of opportunities to drive additional operational improvements, generate increased free cash flow, and enhance value for our stakeholders.”

Credit Suisse, Macquarie Capital and Fifth Third Bancorp served as Joint Lead Arrangers for the new credit facilities and Credit Suisse is serving as the Administrative Agent for the credit facilities.

1.              A reconciliation between Adjusted EBITDA and Operating Income from Continuing Operations is provided in the Company’s press release dated March 23, 2016.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s capital structure, including plans to call the Company’s outstanding notes and repay its existing secured term loan and the impact of the refinancing on the Company’s financial position and results of operations, and expectations regarding anticipated improvements in the Company’s business. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, potential changes to regional, national or global political, economic, business, competitive, market and regulatory conditions; risks and uncertainties relating to fluctuations in the Company’s operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; and other risks relating to the Company’s ability to implement its business strategy and achieve its corporate goals. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company’s other current and periodic reports filed from time to time with the SEC.  The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com.  All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website:  www.affinitygaming.com.

Contact

Walter Bogumil

Chief Financial Officer, Affinity Gaming

(702) 341-2400

wbogumil@affinitygaming.com

Joseph Jaffoni, Richard Land, Jim Leahy

JCIR

(212) 835-8500

affinity@jcir.com